Life On Earth, Inc. Reports Fiscal Year 2018 Full Year Financials and Announces Conference Call

Revenues Increased 32.5% Compared to the Prior Year

NEW YORK, Sept. 10, 2018 (GLOBE NEWSWIRE) -- via OTC PR WIRE--Life On Earth, Inc. (OTCQB: LFER) (“LFER” or “Life on Earth”) announced today reported results for fiscal year 2018, ended May 31, 2018.

Notable selected highlights from the FY2018 included:

-	Revenues of $3.26 million, up 32.5% year over year;
-	Revenues for Q4 increased to $898,632 compared to $703,725 during the same quarter from the prior year, a 27.7% increase;
-	Losses from operations decreased by 38% to ($1,026,332) vs. ($1,659,266);

-	Net loss decreased to ($2,476,855) or .12 per share vs ($2,980,031) or .19 per share, a 17% improvement from the prior fiscal year. Both years contained several non-cash items; and

-	Cash used in operations decreased to ($127,275) vs. ($361,673), primarily the result of non-recurring costs associated with acquisitions during FY2018.

Additional Highlights for the FY2018 included:

-	Changed corporate name to Life On Earth, Inc. to better reflect our business and where we are heading;
-	Expanded the product portfolio and with the acquisitions of Victoria’s Kitchen™ and expanded of distribution capabilities with the acquisition of the Giant Beverage Company, adding over $3.2 Million in Annual Revenues in the new 2019 fiscal year (started June 1, 2018);
-	Appointed former American Airlines and AOL executive, Roy DiBenerdini to the Board as an independent director;
-	Began distributing its Gran Nevada™ line of drinks into 7-Eleven franchisee stores in Maryland and Northern Virginia;
-	Gained additional authorization from the Kroger’s Michigan Division for an initial rollout in 117 of the retailer’s stores in the Upper Midwest. The Company expects its Victoria Kitchen™’s products to be available in those Kroger Supermarkets during the current quarter;
-	Repaid Convertible Debt to two of the institutional investors; and
-	Signed exclusive distribution agreements on multiple products.

“We continue to execute on our plan towards our path to profitability. We remain committed to improving our top and bottom lines and hope to exit the year cash flow positive. We now have a proven business model allowing us to continuously add new products and distributors. As a subsequent event we closed on the Just Chill™ brand acquisition. The full impact of that acquisition, as well as the Giant Beverage Company acquisition will not be fully realized until Q2 (September to November), We are now in the latter stages of developments to foster revenue growth and better margins to propel us to the next level. While benefiting from the scale of efficiencies and cross marketing opportunities we look forward to continued improvement in future quarters. Our objective is to grow revenues towards $8-$10 million during the current fiscal year, assuming we are able to continue to execute our plans of growth from our brands,” stated Mr. Fernando Oswaldo Leonzo, Life On Earth’s Chief Executive Officer.

The Company will host a conference call at 4:05 p.m. ET/1:05 p.m. PT on September 12, 2018 to discuss the financial results and recent business developments. To participate in the call, please dial 1-530-881-1212, with ID Pin Code 615-253-385.

About Life On Earth, Inc.

Life on Earth, Inc. (“LFER”), a "Make It Better" consumer based Brand Accelerator Company is a dynamic and innovative all-natural consumables products company focused but not limited to the beverage and snack industry. At LFER, we have established a unique business model focused on building brands within the alternative beverage and snack space. Our brand model is complimented by our strong distribution subsidiaries in New York and California. The growth of “game changing” marketing applications, human capital resources and follow-on investments will help us deliver a fully integrated platform for the emerging and functional brand category that are good for our consumers as well as the environment.

Visit: www.lifeonearthinc.com

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements including those relating to the Company’s financing being adequate for the Company to close this acquisition, being able to place its products in the retail stores, to launch its growth and expansion plans among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.

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